EXHIBIT 11

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
                           DAMARK INTERNATIONAL, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                          QUARTER ENDED           FIRST HALF  ENDED
                                                                     JUNE 29,      JULY 1,     JUNE 29,      JULY 1,
                                                                       1996         1995         1996         1995

PRIMARY EARNINGS PER SHARE
Net income (loss) applicable to common stock.....................    $  1,516     $ (2,715)    $   1,331    $  (3,878)
                                                                     ========     =========    ==========   ==========
Weighted average number of common and common
     equivalent shares outstanding:
       Weighted average common shares outstanding................       8,461        9,027         8,581        9,216
       Dilutive effect of stock options after application of
         treasury stock method...................................         402           --           201           --
                                                                     --------     --------     ---------    ---------
                                                                        8,863        9,027         8,782        9,216
                                                                     ========     ========     =========    =========


Net income (loss) per share applicable to common stock...........    $    .17     $   (.30)    $     .15    $    (.42)
                                                                     ========     =========    ==========   ==========



FULLY DILUTED EARNINGS PER SHARE
Net income (loss) applicable to common stock.....................    $  1,516     $ (2,715)    $   1,331    $  (3,878)
                                                                     ========     =========    ==========   ==========
Weighted average number of common and common
     equivalent shares outstanding:
       Weighted average common shares outstanding................       8,461        9,027         8,581        9,216
       Dilutive effect of stock options after application of
         treasury stock method...................................         469           --           234           --
                                                                     --------     --------     ---------    ---------
                                                                        8,930        9,027         8,815        9,216
                                                                     ========     ========     =========    =========


Net income (loss) per share applicable to common stock...........    $    .17     $   (.30)    $     .15    $    (.42)
                                                                     ========     =========    ==========   ==========

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